EXHIBIT 23.7

Consent of Robert L. Barbanell

The undersigned hereby consents to the inclusion of his/her name in this registration statement as a person to become a director of Sentry Technology Corporation in connection with the merger of Video Sentry Corporation and Knogo North America Inc.

Signature: /s/ Robert L. Barbanell
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Date: January 17, 1997